Exhibit 3.2

THE COMPANIES ACT, 2013

COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

Videocon d2h Limited

I.	The Regulations contained in Table 'F' in the first Schedule of the Companies Act, 2013 shall apply to this Company to the extent which they are not modified, amended or altered by these Articles.

II.	The marginal notes hereto shall not affect the construction hereof any provision.

1.	For the purposes of these Articles, in addition to the terms defined in the introduction to these Articles and in the text of these Articles, whenever used in these Articles, unless repugnant to the meaning or context thereof, the following expressions shall have the following meanings:

“Act” means the Companies Act, 2013 (including any statutory modification(s) or re-enactment thereof, for the time being in force), including wherever applicable the rules framed thereunder and the relevant provisions of the Companies Act, 1956, to the extent that such provisions have not been superseded by the Companies Act, 2013 or denotified, as the case may be.

“ADSs” or the “American Depositary Shares” means the American Depositary Shares representing the Shares to be deposited or deposited by the Company with the Depositary pursuant to the Contribution Agreement, which may be in certificated or uncertificated form.

“Annual General Meeting” means a meeting of the members held in accordance with provisions of Section 96 of the Act.

“Articles” or “these Articles” shall mean the Articles of Association of the Company for the time being in force.

“Auditors” means and include those persons appointed, as such for the time being, by the Company.

“Board” means meeting of the Directors duly called and constituted or, as the case may be, the Directors assembled at a Board or the Directors of the Company collectively.

“Capital” means the share capital for the time being raised or authorized to be raised for the purpose of the Company.

“Company” means Videocon d2h Limited.

“Contribution Agreement” means the contribution agreement dated as of December 31, 2014, as amended from time to time, entered into between the Company and Silver Eagle Acquisition Corp.

“Debentures” includes debenture stock, bonds or any other instrument of a company evidencing a debt, whether constituting a charge on the assets of the company or not.

“Deposit Agreement” means the Deposit Agreement by and between the Company and the Depositary, in the form to be agreed to by the Company and the Depositary.

“Depositary” means Deutsche Bank Trust Company Americas.

“Directors” means the Directors for the time being of the Company or as the case may be, the Directors assembled at a Board.

“Dividend” includes interim dividend.

“Electronic mode” means any communication by way of electronic media like tele-conferencing, video-conferencing and any other electronic media.

“Extra Ordinary General Meeting” mean an Extra Ordinary General Meeting of the members duly called and constituted and any adjourned meeting thereof.

“General Meeting” means a meeting of the Members.

"Member" means member as defined under Section 2 (55) of the Companies Act, 2013 and the duly registered holder, from time to time, of the shares of the Company and includes every person whose name is entered as a Beneficial Owner as defined in clause (a) of Sub-section (1) of Section 2 of the Depositories Act, 1996.

“Month” means a calendar month.

“Office” means the Registered Office for the time being of the Company.

“Paid up” includes credited as paid-up.

“Register of Members” means the Register of Members to be kept pursuant to Section 88 of the Act.

“Registrar” means the Registrar of Companies.

“Seal” means the Common Seal for the time being of the Company.

“SEBI” means the Securities and Exchange Board of India established under Section 3 of the Securities and Exchange Board of India Act, 1992

"Secretary" means the Company Secretary appointed in pursuance of Section 203 of the Act;

“Share” means Share in the Capital of a Company and includes stock except where a distinction between stock and share is expressed or implied.

“SEAC” or “Silver Eagle” means Silver Eagle Acquisition Corp.

“Sponsor” means Global Eagle Acquisition LLC.

“Year” means the Calendar Year and “Financial Year” shall have the meaning assigned thereto by section 2(41) of the Act.

2.	In these Articles,

(i)	any reference to any statute or statutory provision shall include all subordinate legislation made from time to time under that provision (whether or not amended, modified, re-enacted or consolidated);

(ii)	any reference to the singular shall include the plural and vice-versa;

(iii)	any references to the masculine, the feminine and the neuter shall include each other;

(iv)	any references to a “company” shall include a body corporate;

(v)	expressions referring to writing shall be construed as including references to printing, lithography, photography and other modes of representing or reproducing words in a visible form;

(vi)	headings to Articles, Sections, parts and paragraphs of schedules and schedules are for convenience only and do not affect the interpretation of these Articles;

(vii)	unless the context otherwise requires, the words or expressions contained in these Articles shall bear the same meaning as in the Act or any statutory modifications thereof, in force at the date at which these Articles become binding on the Company.

SHARE CAPITAL AND VARIATION RIGHTS

3.	The Share Capital of the Company shall mean the share capital for the time being raised or authorized to be raised for the purpose of the Company, in terms of Clause V of Memorandum of Association of the Company. The Company shall have the power to increase or reduce the capital, to divide the share in the capital for the time being into several classes and to attach thereto respectively such preferential, qualified or special rights, privileges or conditions, as may be determined by or in accordance with the Regulations, and to vary, modify or abrogate any such rights, privileges or conditions in such manner as may for the time being be provided by the Regulations of the Company and to consolidate or sub-divide the shares and issue shares of higher or lower denomination. The minimum paid – up capital of the Company should be Rs. 5,00,000/- (Rs. Five Lakhs only).

4.	Subject to the provisions of the Act and these Articles, the shares in the capital of the Company shall be under the control of the Board who may issue, allot or otherwise dispose of the same or any of them to such persons, in such proportion and on such terms and conditions and either at a premium or at par and at such time as they may from time to time think fit.

5.	Subject to the provisions of the Act and these Articles, the Board may issue and allot shares in the capital of the Company on payment or part payment for any property or assets of any kind whatsoever sold or transferred, goods or machinery supplied or for services rendered to the Company in the conduct of its business and any shares which may be so allotted may be issued as fully paid-up or partly paid-up otherwise than for cash, and if so issued, shall be deemed to be fully paid-up or partly paid-up shares, as the case may be.

The Company may issue the following kinds of shares in accordance with these Articles, the Act, the Rules and other applicable laws:

(a)	Equity share capital:

(i)	with voting rights; and / or
(ii)	with differential rights as to dividend, voting or otherwise in accordance with the Rules; and

(b)	Preference share capital

6.	LIMITATION OF TIME FOR ISSUE OF CERTIFICATES

Every member shall be entitled, without payment to one or more certificates in marketable lots, for all the shares of each class or denomination registered in his name, or if the directors so approve (upon paying such fee as the directors so time determine) to several certificates, each for one or more of such shares and the Company shall complete and have ready for delivery such certificates within two months from the date of allotment, unless the conditions of issue thereof otherwise provide, or within one month of the receipt of application of registration of transfer, transmission, sub-division, consolidation or renewal of any of its shares as the case may be. Every certificate of shares shall be under the seal of the Company and shall specify the number and distinctive numbers of shares in respect of which it is issued and amount paid-up thereon and shall be in such form as the directors may prescribe and approve, provided that in respect of a share or shares held jointly by several persons, the Company shall not be bound to issue more than one certificate and delivery of a certificate of shares to one or several joint holders shall be a sufficient delivery to all such holders.

7.	A person subscribing to shares offered by the Company shall have the option either to receive certificates for such shares or hold the shares in a dematerialized state with a depository. Where a person opts to hold any share with the depository, the Company shall intimate such depository the details of allotment of the share to enable the depository to enter in its records the name of such person as the beneficial owner of that share.

8.	If any share certificate be worn out, defaced, mutilated or torn or if there be no further space on the back for endorsement of transfer, then upon production and surrender thereof to the Company, a new certificate may be issued in lieu thereof, and if any certificate is lost or destroyed then upon proof thereof to the satisfaction of the Company and on execution of such indemnity as the Board deems adequate, a new certificate in lieu thereof shall be given. Every certificate under this Article shall be issued on payment of fees for each certificate as may be fixed by the Board. Provided that notwithstanding what is stated above, the directors shall comply with such rules or regulation or requirements of any Stock Exchange or the rules made under the Act or rules made under the Securities Contracts (Regulation) Act,1956 or any other Act, or rules applicable thereof in this behalf.

9.	The provisions of the foregoing Articles relating to issue of certificates shall mutatis mutandis apply to issue of certificates for any other securities including debentures (except where the Act otherwise requires) of the Company.

10.	The Company may exercise the powers of paying commissions conferred by the Act, to any person in connection with the subscription to its securities, provided that the rate per cent or at the amount of the commission paid or agreed to be paid shall be disclosed in the manner required by the Act and the Rules.

11.	The rate or amount of the commission shall not exceed the rate or amount prescribed in the Rules.

12.	The commission may be satisfied by the payment of cash or the allotment of fully or partly paid shares or partly in the one way and partly in the other.

13.	i)	If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the provisions of the Act, and whether or not the Company is being wound up, be varied with the consent in writing, of such number of the holders of the issued shares of that class, or with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class, as prescribed by the Act.

ii)	To every such separate meeting, the provisions of these Articles relating to general meetings shall mutatis mutandis apply.

14.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

15.	Subject to the provisions of the Act, the Board shall have the power to issue or re-issue preference shares of one or more classes which are liable to be redeemed, or converted to equity shares, on such terms and conditions and in such manner as determined by the Board in accordance with the Act.

16.	SHARES AT THE DISPOSAL OF DIRECTORS

Subject to the provisions of Section 62 of the Act and these Articles, the shares in the capital of the Company for the time being shall be under the control of the directors who may issue, allot or otherwise dispose of the same or any of them to such persons, in such proportion and on such terms and conditions and either at a premium or at par or (subject to the compliance with the provision of Section 53 of the Act) at a discount and at such time as they may from time to time thing fit and with sanction of the Company in the general meeting to give to any person or persons the option or right to call for any shares either at par or premium during such time and for such consideration as the directors think fit, and may issue and allot shares in the capital of the Company on payment in full or part of any property sold and transferred or for any services rendered to the Company in the conduct of its business and any shares which may so be allotted may be issued as fully paid up shares and if so issued, shall be deemed to be fully paid shares, provided that option or right to call of shares shall not be given to any person or persons without the sanction of the Company in the general meeting.

17.	FURTHER ISSUE OF SHARES

(1)	Where at any time after the expiry of two years from the formation of the Company or at any time after the expiry of one year from the allotment of shares in the Company made for the first time after its formation, whichever is earlier, it is proposed to increase the subscribed capital of the Company by allotment of further shares either out of unissued capital or increased share capital, then:

(a)	Such further shares shall be offered to the persons who, at the date of the offer, are holders of the equity shares of the Company, in proportion, as nearly as circumstances admit, to the capital paid-up on those shares at that date ;
(b)	The offer aforesaid shall be made by a notice specifying the number of shares offered and limiting a time not being less than thirty days from the date of the offer within which the offer, if not accepted, will be deemed to have been declined;
(c)	The offer aforesaid shall be deemed to include a right exercisable by the person concerned to renounce the shares offered to him or any of them in favour of any other person and the notice referred to in sub-clause (b) shall contain a statement of this right. Provided that the directors may decline, without assigning any reason to allot any shares to any person in whose favour any member may renounce the shares offered to him;
(d)	After the expiry of the time specified in the notice aforesaid, or on receipt of earlier intimation from the person to whom such notice is given that he declines to accept the shares offered, the Board of Directors may dispose of them in such manner as they, in their sole discretion, think fit.

(2)	Notwithstanding anything contained in sub-clause (1) the further shares aforesaid may be offered to any persons (whether or not those persons include the persons referred to in clause (a) of sub-clause (1) hereof) in any manner whatsoever:

(a)	If a special resolution to that effect is passed by the Company in a general meeting, or

(b)	Where no such resolution is passed, if the votes cast (whether on a show of hands or on a poll as the case may be) in favour of the proposal contained in the resolution moved in that general meeting (including the casting vote, if any, of the Chairman) by members who, being entitled so to do, vote in person, or where proxies are allowed, by proxy, exceed the votes, if any, cast against the proposal by members, so entitled and voting and the Central Government is satisfied, on an application made by the Board of Directors in this behalf, that the proposal is most beneficial to the Company.

(3)	Nothing in sub-clause (c) of (1) hereof shall be deemed:

(a)	To extend the time within which the offer should be accepted; or

(b)	To authorize any person to exercise the right of renunciation for a second time, on the ground that the person in whose favour the renunciation was first made has declined to take the shares comprised in the renunciation.

(4)	Nothing in this Article shall apply to the increase of the subscribed capital of the Company caused by the exercise of an option as a term attached to the debentures issued or loans raised by the Company to convert such debenture or loans into shares in the Company.

(5)	Provided that that the terms of issue of such debentures or loan containing such an option have been approved before the issue of such debenture or the raising of loan by a special resolution passed by the Company in general meeting.

ALTERATION OF CAPITAL

18.	Subject to the provisions of the Act, the Company may, by ordinary resolution -

(a)	increase the share capital by such sum, to be divided into shares of such amount as it thinks expedient;

(b)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares:

Provided that any consolidation and division which results in changes in the voting percentage of members shall require applicable approvals under the Act;

(c)	convert all or any of its fully paid-up shares into stock, and reconvert that stock into fully paid-up shares of any denomination;

(d)	sub-divide its existing shares or any of them into shares of smaller amount than is fixed by the memorandum;

(e)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

19.	Where shares are converted into stock:

(a)	the holders of stock may transfer the same or any part thereof in the same manner as, and subject to the same Articles under which, the shares from which the stock arose might before the conversion have been transferred, or as near thereto as circumstances admit. Provided that the Board may, from time to time, fix the minimum amount of stock transferable, so, however, that such minimum shall not exceed the nominal amount of the shares from which the stock arose;

(b)	the holders of stock shall, according to the amount of stock held by them, have the same rights, privileges and advantages as regards dividends, voting at meetings of the Company, and other matters, as if they held the shares from which the stock arose; but no such privilege or advantage (except participation in the dividends and profits of the Company and in the assets on winding up) shall be conferred by an amount of stock which would not, if existing in shares, have conferred that privilege or advantage;

(c)	such of these Articles of the Company as are applicable to paid-up shares shall apply to stock and the words "share" and "shareholder"/"member" shall include "stock" and "stock-holder' respectively.

20.	The Company may, by resolution as prescribed by the Act, reduce in any manner and in accordance with the provisions of the Act and the Rules, —

(a) its share capital; and/or

(b) any capital redemption reserve account; and/or

(c) any securities premium account; and/or

(d) any other reserve in the nature of share capital.

21.	Any debentures, debenture-stock or other securities may be issued at a discount, premium or otherwise and may be issued on condition that they shall be convertible into shares of any denomination, and with any privileges and conditions as to redemption, surrender, drawing, allotment of shares and attending (but not voting) at a general meeting, appointment of directors and otherwise. Debentures with the right to conversion into or allotment of shares shall be issued only with the consent of the Company in a general meeting by special resolution.

CAPITALISATION OF PROFITS

21A.	(1)	The Company in general meeting may, upon the recommendation of the Board of Directors, resolve:

a)	that it is desirable to capitalize any part of the amount for the time being standing to the credit of any of the Company's reserve accounts or to the credit of the Profit and Loss Account, or otherwise available for distribution; and
b)	that such sum be accordingly set free for distribution in the manner specified in sub-Article (2) among the members who would have been entitled thereto, if distributed by way of dividend and in the same proportions.

(2)	The sum aforesaid shall not be paid in cash, but shall be applied, subject to the provisions contained in sub-Article (3) and (6), either in or towards:

a)	paying up may amounts for the time being unpaid on any shares held by such members respectively;
b)	paying up in full, unissued shares of the Company to be allotted and distributed, credited as fully paid up, to and amongst such members in the portions aforesaid; or
c)	partly in the way specified in sub-clause (a) and partly in that is specified in sub-clause (b).
d)	a securities premium account and a capital redemption reserve account may, for the purpose of this Article, be applied in the paying up of unissued shares to be issued to members of the Company as fully paid bonus shares.
e)	the Board of Directors shall give effect to the resolution passed by the Company in pursuance of this Article.

(3)	Whenever such as resolution as aforesaid shall have been passed, the Board of Directors shall:

a)	make all appropriations and applications of the undivided profits resolved to be capitalized thereby, and all allotments and issues of fully paid shares, if any; and
b)	generally do all acts and things required to give effect there to.

(4)	The Board of Directors shall have power:

a)	to make such provisions, by the issue of fractional certificates or by payment in cash or otherwise as it thinks fit, for the case of shares becoming distributable in fractions; and also

b)	to authorize any person to enter, on behalf of all the members entitled thereto, into an agreement with the Company providing for the allotment to them respectively, credited as fully paid-up, of any further shares to which they may be entitled upon such capitalization or (as the case may require) for the payment by the Company on their behalf, by the application thereto of their respective proportions of the profit, resolved to be capitalized, of the amounts or any part of the amounts remaining unpaid on their existing shares.

(5)	Any agreement made under such authority shall be effective and binding on all such members.

(6)	In accordance with the Contribution Agreement, the shareholders of the Company as on date of the Contribution Agreement (“Indian Shareholders”), will be entitled to be issued additional 46,720,000 equity shares of the Company (which is equal to 11.68 million ADSs) and the Sponsor will be entitled to be issued 1.3 million additional ADSs (which is equal to 5.2 million equity shares of the Company), increasing ratably to a maximum of 2 million ADSs (which is equal to 8.0 million equity shares of the Company) based on the applicable actual Contribution Amount (as defined in the Contribution Agreement), subject to the achievement of certain ADS price targets during a period of three years following the closing date as defined in the Contribution Agreement (such issuance of additional equity shares of the Company to the Indian Shareholders and additional ADSs to the Sponsor is hereinafter referred to as the “Earn-out”). The Earn-out will be effected through a bonus issue of equity shares undertaken by the Company (or such other form and determined by the independent members of the Board of Directors of the Company), in accordance with the applicable Indian laws. In the event that the Company undertakes a bonus issuance of equity shares in order to give effect to the Earn-out, then the entitlement of the holders of ADSs (including any holders of equity shares underlying such ADSs) to receive any interest in equity shares pursuant to such bonus issue will be governed solely by the terms of the Deposit Agreement and the Contribution Agreement, and such holders of the ADSs (including any holders of equity shares underlying such ADSs) except the Sponsor (“Public ADS Holders”) are deemed to have:

a)	waived their right under applicable Indian law, if any, to receive any interest in or entitlement to equity shares pursuant to such bonus issuance; and

b)	authorized the Company to instruct the Depository to accept for deposit any equity shares and distribute ADSs as may be required to effect the Earn-out upon declaration of any such bonus issuance as contemplated in this Article.

LIEN

22.	(1)	The Company shall have a first and paramount lien –

(a)	on every share (not being a fully paid share), for all monies (whether presently payable or not) called, or payable at a fixed time, in respect of that share; and

(b)	on all shares (not being fully paid shares) standing registered in the name of a member, for all monies presently payable by him or his estate to the Company:

Provided that the Board may at any time declare any share to be wholly or in part exempt from the provisions of this clause.

(2)	The Company's lien, if any, on a share shall extend to all dividends or interest, as the case may be, payable and bonuses declared from time to time in respect of such shares for any money owing to the Company.

(3)	Unless otherwise agreed by the Board, the registration of a transfer of shares shall operate as a waiver of the Company's lien.

23.	The Company may sell, in such manner as the Board thinks fit, any shares on which the Company has a lien Provided that no sale shall be made:

(a)	unless a sum in respect of which the lien exists is presently payable; or

(b)	until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share or to the person entitled thereto by reason of his death or insolvency or otherwise.

24.	(1)	To give effect to any such sale, the Board may authorise some person to transfer the shares sold to the purchaser thereof.

(2)	The receipt of the Company for the consideration (if any) given for the share on the sale thereof shall (subject, if necessary, to execution of an instrument of transfer or a transfer by relevant system, as the case may be) constitute a good title to the share and the purchaser shall be registered as the holder of the share.

(3)	The purchaser shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings with reference to the sale.

25.	The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable. The residue, if any, shall, subject to a like lien for sums not presently payable as existed upon the shares before the sale, be paid to the person entitled to the shares at the date of the sale.

26.	In exercising its lien, the Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not (except as ordered by a court of competent jurisdiction or unless required by any statute) be bound to recognise any equitable or other claim to, or interest in, such share on the part of any other person, whether a creditor of the registered holder or otherwise. The Company's lien shall prevail notwithstanding that it has received notice of any such claim.

27.	The provisions of these Articles relating to lien shall mutatis mutandis apply to any other securities including debentures of the Company.

CALLS ON SHARES

28.	(1)	The Board may, from time to time, make calls upon the members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment thereof made payable at fixed times.

(2)	Each member shall, subject to receiving at least fourteen days' notice specifying the time or times and place of payment, pay to the Company, at the time or times and place so specified, the amount called on his shares.

(3)	The Board may, from time to time, at its discretion, extend the time fixed for the payment of any call in respect of one or more members as the Board may deem appropriate in any circumstances.

(4)	A call may be revoked or postponed at the discretion of the Board.

29.	A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed and may be required to be paid by installments.

30.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

31.	(1)	If a sum called in respect of a share is not paid before or on the day appointed for payment thereof (the "due date"), the person from whom the sum is due shall pay interest thereon from the due date to the time of actual payment at such rate as may be fixed by the Board.

(2)	The Board shall be at liberty to waive payment of any such interest wholly or in part.

32.	(1)	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall, for the purposes of these Articles, be deemed to be a call duly made and payable on the date on which by the terms of issue such sum becomes payable.

(2)	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall, for the purposes of these Articles, be deemed to be a call duly made and payable on the date on which by the terms of issue such sum becomes payable.

33.	PAYMENT IN ANTICIPATION OF CALL MAY CARRY INTEREST: The Board may, if it thinks fit, receive from any member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held by him; and upon all or any of the monies so advanced, may (until the same would, but for such advance, become presently payable) pay interest at such rate as may be fixed by the Board. Nothing contained in this clause shall confer on the member (a) any right to participate in profits or dividends or (b) any voting rights in respect of the moneys so paid by him until the same would, but for such payment, become presently payable by him.

34.	If by the conditions of allotment of any shares, the whole or part of the amount of issue price thereof shall be payable by installments, then every such installment shall, when due, be paid to the Company by the person who, for the time being and from time to time, is or shall be the registered holder of the share or the legal representative of a deceased registered holder.

35.	All calls shall be made on a uniform basis on all shares falling under the same class.

36.	Neither a judgment nor a decree in favour of the Company for calls or other moneys due in respect of any shares nor any part payment or satisfaction thereof nor the receipt by the Company of a portion of any money which shall from time to time be due from any member in respect of any shares either by way of principal or interest nor any indulgence granted by the Company in respect of payment of any such money shall preclude the forfeiture of such shares as herein provided.

37.	The provisions of these Articles relating to calls shall mutatis mutandis apply to any other securities including debentures of the Company.

TRANSFER AND TRANSMISSION OF SHARES

38.	The Company shall cause to be kept a Register and Index of Members in accordance with all applicable provisions of the Act and the Depositories Act, 1996 with details of Shares held in physical and dematerialized forms in any medium as may be permitted by law, including in any form of electronic medium. The Company shall be entitled to keep in any state or country outside India, a branch Register of Members resident in that state or country.

39.	Instrument of Transfer: A common form of transfer shall be used in case of transfer of shares. The instrument of transfer shall be in writing and all the provisions of section 56 of the Act and of any statutory modification thereof for the time being shall be duly complied with in respect of all transfer of Shares and the registration thereof.

40.	The instrument of transfer duly stamped and executed by the transferor or the transferee shall be delivered to the Company in accordance with the provisions of the Act. The instrument of transfer shall be accompanied by such evidence as the Board may require to prove the title of transferor and his right to transfer the Shares and every registered instrument of transfer shall remain in the custody of the Company until destroyed by order of the Board. The transferor shall be deemed to be the holder of such Shares until the name of the transferee shall have been entered in the Register of Members in respect thereof. Before the registration of a transfer the certificate or certificates of the Shares must be delivered to the Company. The transfer of the Shares shall be effected within one month from the date of the lodging the transfer with the Company.

41.	Notwithstanding anything contained contrary in these Articles, the shareholders shall have full, absolute, unrestricted and unfettered right to transfer, pledge, create lien, charge, mortgage and otherwise encumber the shares of the Company in favour of the lenders or in favour of any person/s acting for the benefit of the lenders as security for the loans and such lenders or the person/s acting for the benefit of the lenders, as the case may be, shall have full, absolute, unrestricted and unfettered right to sell the shares so pledged, charged and/or under the security interest and/or transfer in their name, in the name of their nominees or in the name of third person, at their sole and absolute discretion in accordance with the terms of financing/ security/ debenture documents. The Company shall immediately give effect to such transfer of share and/ or sale of the shares and register the name of the lenders or the person acting for the benefit of the lender or transferee or the subsequent purchaser as shareholder.

42.	Nothing contained contrary in these Articles shall apply to any transfer or sale of shares which are charged, pledged or under the security interest as security for the loans or the transfer, sale or appropriation of shares by the lenders or by any person/s acting for the benefit of the lenders and the Company/Director shall immediately without demur register the name of the lenders or the person acting for the benefit of the lenders or any such person to whom the lenders or the person acting for the benefit of the lenders have sold or transferred the shares pursuant to its right available in any of the financing and/or security documents or the subsequent transferee.

43.	On giving not less than seven days’ previous notice in accordance with Section 91 of the Act and rules made thereunder, the registration of transfers may be suspended at such times and for such periods as the Board of Directors may from time to time determine, provided that such registration shall not be suspended for more than thirty days at any one time or for more than forty five (45) days in the aggregate in any year.

44.	Directors may refuse to register transfer: Subject to the provisions of Sections 58 and 59 of the Act, these Articles and other applicable provisions of the Act or any other Law for the time being in-force, the Directors may refuse whether in pursuance of any power of the Company under these Articles or otherwise to register the transfer of, or the transmissions by operation of law of the right to, any shares or interest of a Member in or debentures of the Company. The Company shall within one month from the date of which the instrument of transfer, or the intimation of such transmission, as the case may be, was delivered to the Company, send notice of the refusal to the transferee and the transferor or to the person giving intimation of such transmissions, as the case may be, giving reason for such refusal. Provided that the registration of a transfer shall not be refused on the ground of the transferor being either alone or jointly with any other person or persons indebted to the Company on any account whatsoever except where the Company has a lien on shares. Transfer of shares/debentures in whatever lot shall not be refused.

45.	Where in the case of partly paid Shares, an application for registration is made by the transferor the Company shall give notice of the application to the transferee in accordance with the provisions of Section 56 of the Act.

46.	In the case of the death of any one or more of the persons named in the Register of members as the joint-holders of any Share, the survivor or survivors shall be the only persons recognized by the Company as having any title to or interest in such Share but nothing herein contained shall be taken to release the estate of a deceased joint holder from any liability on Shares held by him jointly with any other.

47.	(1)	Any person becoming entitled to a share in consequence of the death or insolvency of a member may, upon such evidence being produced as may from time to time properly be required by the Board of Directors and, subject as hereinafter provided elect, either:

a)	to be registered himself as holder of the share; or
b)	to make such transfer of the shares as the deceased or insolvent member could have made.

(2)	The Board of Directors shall, in either case, have the same right to decline or suspend registration as it would have had, if the deceased or insolvent member had himself transferred the share before his death or insolvency.

48.	(1)	If the person so becoming entitled, shall elect to be registered as holder of the share himself, he shall deliver or send to the Company a note in writing signed by him stating that he so elects.

(2)	If the person aforesaid shall elect to transfer the share, he shall testify his election by executing a transfer of share.

(3)	All the limitations, restrictions and provisions of these Articles relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or insolvency of the member had not occurred and the notice of transfer were a transfer signed by that member.

49.	No fee on transfer or transmission: No fee shall be charged for registration of transfer, transmission, probate, succession certificate and Letters of administration, Certificate of Death or Marriage, Power of Attorney or similar other document.

50.	On the transfer of the share being registered in his name a person becoming entitled to a share by reason of the death or insolvency of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he was the registered as a member in respect of the share be entitled in respect of it to excise any right conferred by membership in relation to meeting of the Company, provided that the Board of Directors may, at any time, give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety days, the Board of Directors may thereafter withhold payment of all dividends, bonus or other moneys payable in respect of the share, until the requirements of the notice have been complied with.

51.	The Company shall incur no liability whatever in consequence of its registration or giving effect, to any transfer of share made or purporting to be made by any apparent legal owner thereof (as shown or appearing in the Register of Members) to the prejudice of persons having or claiming any equitable right, title of interest to or in the said Shares, notwithstanding that the Company may have had notice of such equitable rights, title or interest or notice prohibiting registration of such transfer and may have entered such notice or referred thereto, in any book of the Company and the Company shall not be bound or required to regard or attend or give effect to any notice which may be given to it of any equitable rights, title or interest or be under any liability for refusing or neglecting so to do, though it may have been entered or referred to in some book of the Company but the Company though not bound so to do, shall be at liberty to regard and attend to any such notice and give effect thereto if the Board shall so think fit.

FOREFEITURE OF SHARES

52.	If any member fails to pay any call or, installment of a call on or before the day appointed for the payment of the same, the Board may at any time thereafter during such time as the call or installment remains unpaid give notice requiring him to pay the same together with any interest that may have accrued.

53.	The notice shall name a further day (not being less than fourteen days from the date of the service of notice) on or before which the payment required by the notice is to be made; and state that, in the event of non-payment on or before the days so named, the shares in respect of which the call was made, will be liable to be forfeited.

54.	If the requirements of any such notice as aforesaid shall not be complied with, every or any Shares in respect of which such notice has been given, may at any time thereafter before payment required by the notice has been made, be forfeited by resolution of the Board to that effect. Such forfeiture shall include all dividends declared or any other moneys payable in respect of the forfeited Shares and not actually paid before the forfeiture.

55.	When any Share shall have been so forfeited notice of the forfeiture to the member in whose name it stood at the time of forfeiture, and an entry of the forfeiture with the date thereof, shall forthwith be made in the Register of Members but forfeiture shall not be in any manner invalidated by any omission or neglect to give such notice or to make any such entry as aforesaid.

56.	Any Share so forfeited shall be deemed to be the property of the Company and may be sold, re-allotted or otherwise disposed off either to the original holder thereof or to any other person upon such terms and in such a manner as the Board shall think fit.

57.	Any member whose Shares have been forfeited shall, notwithstanding the forfeiture, remain liable to pay to the Company all moneys which, at date of forfeiture, were presently payable by him to the Company in respect of the shares.

58.	The forfeiture of a Share involves extinction, at the time of the forfeiture, of all interest in and claims and demands against the Company in respect of the Share and all other rights incidental to the Share, except only such of those rights as by these Articles are expressly saved.

59.	A duly verified declaration in writing that the declarant is a Director or Secretary of the Company and that a Share in the Company has been duly forfeited in accordance with these Articles on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the Shares.

60.	The Company may receive the consideration, if any, given for the share on any sale or disposal thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed off. The transferee shall thereupon be registered as the holder of the share. The transferee shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

61.	Upon any sale, re-allotment or other disposal under the provisions of the preceding Articles, the certificate or certificates originally issued in respect of the Shares shall (unless the same shall on demand by the company have been previously surrendered to, by the defaulting member) stand cancelled and become null and void and of no effect, and the Directors shall be entitled to issue a duplicate certificate or certificates in respect of the said Shares to the person entitled thereto.

62.	The Board may at any time before any Shares so forfeited shall have been sold, re-allotted or otherwise disposed off, annul the forfeiture thereof at such conditions as it thinks fit.

JOINT HOLDERS

63.	Where two or more persons are registered as joint holders (not more than three) of any share, they shall be deemed (so far as the Company is concerned) to hold the same as joint tenants with benefits of survivorship, subject to the following and other provisions contained in these Articles:

a)	The joint-holders of any share shall be liable severally as well as jointly for and in respect of all calls or installments and other payments which ought to be made in respect of such share.

b)	On the death of any one or more of such joint-holders, the survivor or survivors shall be the only person or persons recognized by the Company as having any title to the share but the Directors may require such evidence of death as they may deem fit, and nothing herein contained shall be taken to release the estate of a deceased joint-holder from any liability on shares held by him jointly with any other person.

c)	Any one of such joint holders may give effectual receipts of any dividends, interests or other moneys payable in respect of such share.

d)	Only the person whose name stands first in the register of members as one of the joint-holders of any share shall be entitled to the delivery of certificate, if any, relating to such share or to receive notice (which term shall be deemed to include all relevant documents) and any notice served on or sent to such person shall be deemed service on all the joint-holders.

e)	(i)	Any one of two or more joint-holders may vote at any meeting either personally or by attorney or by proxy in respect of such shares as if he were solely entitled thereto and if more than one of such joint-holders be present at any meeting personally or by proxy or by attorney then that one of such persons so present whose name stands first or higher (as the case may be) on the register in respect of such shares shall alone be entitled to vote in respect thereof.

(ii)	Several executors or administrators of a deceased member in whose (deceased member) sole name any share stands, shall for the purpose of this clause be deemed joint-holders.

f)	The provisions of these Articles relating to joint holders of shares shall mutatis mutandis apply to any other securities including debentures of the Company registered in joint names.

BUY-BACK OF SHARES

64.	Notwithstanding anything contained in these Articles but subject to all applicable provisions of the Act or any other law for the time being in force, the Company may purchase its own shares or other specified securities.

COPIES OF MEMORANDUM AND ARTICLES TO BE SENT TO MEMBERS

65.	Copies of the Memorandum and Articles of Association of the Company and other documents referred to in the Section 17 of the Act shall be sent by the Company to every Member at his request within seven days of the request, on payment of fees in accordance with the Act.

SERVICE OF DOCUMENTS

66.	A document may be served on a company or an officer thereof by sending it to the company or the officer at the registered office of the company by registered post or by speed post or by courier service or by leaving it at its registered office or by means of such electronic or other mode as may be prescribed under the Companies Act, 2013 or Rules made thereunder.

Provided that where securities are held with a depository, the records of the beneficial ownership may be served by such depository on the company by means of electronic or other mode Save as provided in the Companies Act 2013 or the rules made thereunder for filing of documents with the Registrar in electronic mode, a document may be served on Registrar or any member by sending it to him by post or by registered post or by speed post or by courier or by delivering at his office or address, or by such electronic or other mode as may be prescribed.

Provided that a member may request for delivery of any document through a particular mode, for which he shall pay such fees as may be determined by the company in its annual general meeting.

GENERAL MEETING

67.	All general meeting other that the annual general meetings of the Company shall be called extra-ordinary general meetings.

68.	A general meeting of a company may be called by giving not less than clear twenty-one days notice either in writing or through electronic mode in such manner as may be prescribed in the Act or rules made thereunder.

69.	1)	The Board of Directors may, whenever it thinks fit call an extraordinary general meeting.

2)	If at any time directors capable of acting who are sufficient in number to form a quorum are not within India, any director or any two members of the Company may call an extra-ordinary general meeting in the same manner, as nearly as possible, as that in which such a meeting may be called by the Board.

3)	The Board of Directors shall call an extraordinary general meeting, upon a requisition in writing by any member or members holding in the aggregate not less than one-tenth of such of the paid-up capital as on that date carries the right of voting. Any valid requisition so made by Members must state the object or objects of the meeting proposed to be called, and must be signed by the requisitionists and be deposited at the Office, provided that such requisition may consist of several documents in like form each signed by one or more requisitionists. Upon the receipt of any such requisition, the Board of Directors shall forthwith call an extraordinary general meeting and if they do not proceed within twenty-one days from the date of the requisition being deposited to cause a meeting to be called on a day not later than forty-five days from the date of deposit of the requisition, the requisitionists may themselves call the meeting, within a period of three months from the date of the requisition. Any meeting called under the foregoing Articles by the requisitionists shall be called in the same manner, as nearly as possible, as that in which meetings are to be called by the Board.

CONDUCT OF GENERAL MEETINGS

70.	(1)	No business shall be transacted at any general meeting, unless a quorum or members is present at the time when the meeting proceeds to business.

(2)	Save as otherwise provided herein, the quorum for the general meeting shall be as provided in Section 103 of the Act.

71.	The Chairman, if any of the Board of Directors shall preside as Chairman at every general meeting of the Company.

72.	If there is no such Chairman or if he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as Chairman of the meeting, the directors present shall elect one of their members to be the Chairman of the meeting.

73.	If at any meeting no director is willing to act as Chairman or if no director is present within fifteen minutes of the time appointed for holding the meeting, the members present shall choose one of their members to be the Chairman of the meeting.

74.	No business shall be discussed at any general meeting except the election of a Chairman, whilst the chair is vacant.

75.	(1)	The Chairman may with the consent of any meeting at which a quorum is present and shall, if so directed by the meeting, adjourn the meeting, from time to time and place to place.

(2)	No business shall be transacted at any adjourned meeting, other than the business left unfinished at the meeting from which the case of an original meeting.

(3)	When a meeting is adjourned for thirty days or more, fresh notice of any adjourned meeting shall be given as in the chaser of an original meeting.

(4)	Save as aforesaid, and as provided in Section 103 of the Act, it shall not be necessary to give any notice of any adjournment or of the business to be transacted at an adjourned meeting.

76.	In the case of an equality of votes, whether on a show of hands or on a poll, the Chairman of the meeting at which the show of hands takes places or at which poll is demanded shall be entitled to a second or casting vote.

77.	The Company shall cause minutes of the proceedings of every general meeting of any class of members or creditors and every resolution passed by postal ballot to be prepared and signed in such manner as may be prescribed by the Rules and kept by making within thirty days of the conclusion of every such meeting concerned or passing of resolution by postal ballot entries thereof in books kept for that purpose with their pages consecutively numbered.

78.	There shall not be included in the minutes any matter which, in the opinion of the Chairperson of the meeting -

(a)	is or could reasonably be regarded, as defamatory of any person; or

(b)	is irrelevant or immaterial to the proceedings; or

(c)	is detrimental to the interests of the Company.

79.	The Chairperson shall exercise an absolute discretion in regard to the inclusion or non-inclusion of any matter in the minutes on the grounds specified in the aforesaid clause.

80.	The minutes of the meeting kept in accordance with the provisions of the Act shall be evidence of the proceedings recorded therein.

81.	A member of the Company may participate in a General Meeting through the electronic mode, subject to compliance of section 110 of the Act and such other circulars as may be prescribed.

ADJOURNMENT OF MEETING

82.	1) The Chairperson may, suo motu, adjourn the meeting from time to time and from place to place.

2) No business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

3) When a meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting.

4) Save as aforesaid, and save as provided in the Act, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting

VOTES OF THE MEMBERS

83.	Subject to any rights or restrictions for the time being attached to any class or classes of shares:
a)	on a show of hands, every members present in person shall have one vote; and
b)	on a poll, the voting rights of members shall be in proportion to his share in the paid-up equity share capital of the Company.

84.	A member may exercise his vote at a meeting by electronic means in accordance with Section 108 of the Act and shall vote only once.

85.	In the case of joint holders, the vote of the senior who tenders a vote whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. For this purpose, seniority shall be determined by the order in which the names of joint holders stand in the Register of Members.

86.	A member of unsound mind or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee or other legal guardian, and any such committee or guardian may on a poll, vote by proxy.

87.	Any business other than that upon which a poll has been demanded, may be proceeded with, pending the taking of the poll.

88.	No members shall be entitled to vote at any general meeting unless all calls and other sums presently payable by him in respect of shares in the Company or in respect of shares on which the Company has exercised any right of lien, have been paid.

89.	(1) No objection shall be raised to the qualification of any voter, except at the meeting or adjourned meeting at which the vote objected to is given or tendered and every vote not disallowed at such meeting shall be valid for all purposes.

(2) Any such objection made in due time shall be referred to the Chairman of the meeting, whose decision thereon shall be final and conclusive.

90.	The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or an notarised copy of that power or authority shall be deposited at the Office of the Company, not less than 48 hours before the time for holding the meetings or adjourned meetings at which the person named in the instrument proposed to vote, or in the case of a poll, not less than 24 hours before the time appointed for the taking of the poll; and in default the instrument of proxy shall not be treated as valid.

91.	An instrument appointed a proxy shall be in the form as prescribed in the rules made under Section 105 of the Act.

92.	A vote given in accordance with the terms of an instrument of proxy shall be valid, notwithstanding the previous death or insanity of the principal or the revocation of the proxy or of the authority under which the proxy was executed or the transfer or the shares in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer shall have been received by the Company at its Office before commencement of the meeting or adjourned meeting at which the proxy is used.

BOARD OF DIRECTORS

93.	Until otherwise determined by a General Meeting of the Company and subject to the provisions of Section 152 of the Act, the number of Directors (including Debentures and Alternate Directors) shall not be less than three or more than fifteen.

94.	The First Directors of the Company are:

1. Mr. Venugopal Nandlal Dhoot

2. Mr. Anirudha Venugopal Dhoot

3. Mr. Suresh Madhava Hegde

95.	The Board shall have the power to appoint/re-appoint from time to time any of its members as Chairman & Managing Director or Manager of the Company for a fixed term not exceeding five years at a time and upon such terms and conditions as the Board thinks fit. The appointment and terms and conditions, including remuneration of Managing Director or Manager or Whole-Time Director shall be in accordance with Section 197 and Schedule V of the Companies Act, 2013. . The Managing Director or Manager or Whole-Time Director who are in whole-time employment in the Company shall be subject to supervision and control of the Board of Directors of the Company.

96.	The Board of Directors may meet for the conduct of business, adjourn and otherwise regulate its meetings as it thinks fit. A director may, and the manager or secretary on the requisition of a director shall, at any time, summon a meeting of the Board.

97.	The directors may participate in any meeting of the Board or a committee thereof, through electronic mode subject to compliance with applicable law.

98.	At every annual general meeting of the Company one-third of such of the directors of the time being as are liable to retire by rotation in accordance with the provisions of Section 152 of the Act if their number is not three or a multiple of three, then the number nearest to one third retire from office.

99.	The Director, including Alternate and Nominee Directors, if any, shall be entitled to sitting fees, for participating/attending Board Meeting or Meeting of Committee of Board of Directors, a sum not exceeding Rs. 20,000/- or such sum as may be fixed by the Board of Directors, from time to time. However, the same shall not exceed the maximum sum as is permissible under the provisions of the Act or Guidelines issued by appropriate authority, from time to time.

100.	(1) The remuneration of be directors shall, in so far as it consists of a monthly payment, be deemed to accrue from day to day.

(2) In addition to the remuneration payable to them in pursuance to the Act, the directors may be paid all travelling, hotel and other expenses properly incurred by them:

a)	In attending and returning from meetings of the Board of Directors or any committee thereof or general meetings of the Company; or
b)	In connection with the business of the Company.

101.	The directors shall not be required to hold any qualifications shares in the Company.

102.	Subject to the provisions of Sections 149 and 161 of the Act, the Board of Directors shall have power at any time, and from time to time, to appoint persons as additional directors, provided the number of additional directors and directors together shall not at any time exceed the maximum strength fixed for the Board of Directors by the Articles. Such a person shall hold office up to the date of the next annual general meeting of the Company but shall be eligible for appointment by the Company as a director at that meeting subject to the provisions of the Act.

103.	Subject to the provisions of Section 161 of the Act, the Board of Directors shall have power to appoint a person, not being a person holding any alternate directorship for any other director in the Company, to act as an alternate director to act for a director during his absence for a period of not less than three months from India.

104.	The directors shall have power, at any time and from time to time, to appoint any qualified person to be a director to fill a casual vacancy. Such casual vacancy shall be filled by the Board of Directors at a meeting of the Board. Any person so appointed shall hold office only upon the date up to which the director in whose place he is appointed would have held office if it had not been vacated as aforesaid but he shall then be eligible for re-election.

105.	The office of a director shall become vacant on the occurrence of any events described in Section 167 of the Act and other relevant provisions if the Act.

106.	Every director present at any meeting of the Board of Directors or a committee there of shall sign his name in a book or attendance sheet to be kept for that purpose, to show his attendance there at.

107.	Notwithstanding anything to the contrary contained in these Articles, so long as moneys remain owing by the Company to the IDBI Bank Limited, ICICI Bank Limited, Life Insurance Corporation of India, General Insurance Corporation of India, National Insurance Company Ltd, The Oriental Fire & General Insurance Co Ltd, The New India Assurance Co. Ltd, United India Insurance Company Ltd or a State Financial Corporation or any financial institution owned or controlled by the Central Government or a State Government or the Reserve Bank of India or any Public Sector Banks by two or more of them or by Central Government or State Government by themselves (each of the above is hereinafter in this Article referred to as "the Corporation") out of any loans/debenture assistance granted by them to the Company or so long as the Corporation holds or continue to hold debentures/shares in the Company as result of under writing or by subscription or private placement or so long as any liability of the Company arising out of any Guarantee furnished by the Corporation on behalf of the Company remains outstanding, the Corporation shall have a right to appoint from time to time, any person or persons as a Director or Directors, whole-time or non-whole time (which Director or directors is/are hereinafter referred to as “Nominee Directors”) on the Board of the Company and to remove from such office any person or persons so appointed and to appoint any person or persons in his or her or their places. The Board of Directors of the Company shall have no power to remove office of the Nominee Directors. At the option of the Corporation such Nominee directors shall not be required to hold any share qualification in the Company. Also, at the option of the Corporation such Nominee Directors shall not be liable to retirement by rotation of Directors. The Company agrees that if the Board of Directors of the Company has constituted or proposes to constitute any management committee or other committee (so it shall, if so required by the Corporation, include the Nominee Director as a member of such management committee or other committees). Subject as aforesaid the Nominee Director(s) shall be entitled to the same rights and privileges and be subject to the same obligations as any other director of the Company. The Nominee Director(s) so appointed shall hold the said office only so long as any money remains owing by the Company to the Corporation or so long as the Corporation hold or continues to hold Debentures/Shares in the Company as a result of underwriting or by direct subscription or private placement or the liability of the company arising out of the guarantee is outstanding and the Nominee Director(s) so appointed in exercise of the said power shall vacate such office, immediately the moneys owing by the Company to the Corporation are paid off or on the Corporation ceasing to hold Debentures/Shares in the Company or on the satisfaction of the liability of the company arising out of the guarantee furnished by the Corporation. The Nominee Director(s) appointed under this Article shall be entitled to receive all notices of and attend all General Meetings, Board Meetings and of the Meetings of the Committee of which the Nominee Director(s) is/are, Member(s) as also the minutes of such meetings. The Corporation shall also be entitled to receive all such notices and minutes.

The Nominee Director(s) shall be entitled to the same sitting fees, commission, remuneration and expense as are applicable to other Directors of the other expenses to the Nominee Director(s) directly, but the commission, remuneration or other monies and fees to which the Nominee Director(s) is/are entitled shall accrue due to the Corporation and shall accordingly be paid by the Company directly to the Corporation.

Provided that if any such Nominee Directors is in office of the Corporation the sitting fees, in relation to such Nominee director(s) shall also accrue to the Corporation and the same shall accordingly be paid by the Company directly to the Corporation.

Any expense that may be incurred by the Corporation or such Nominee Director/s in connection with their appointment or directorship shall also be paid or reimbursed by the Company to the Corporation or as the case may be, to such Nominee Director(s). Provided also that in the event of the Nominee Director being appointed as whole time director(s), such Nominee Director(s) shall exercise such powers and duties as may be approved by the Corporation and have such right as are usually exercised or available to a Whole Time Director in the management of the affairs of the Company. Such Whole Time Director(s) shall be entitled to receive such remuneration, fees, commission and monies as may be approved by the Corporation.

POWERS OF BOARD OF DIRECTORS

108.	The Board of Directors shall exercise the following powers on behalf of the Company and it shall do so only by means of resolution passed by the Board at its meetings:

a.	make calls on shareholders in respect of money unpaid on the shares in the Company;
b.	Authorize buy-back of securities under Section 68 of the Act;
c.	issue securities, including debentures , whether in or outside India;
d.	borrow moneys,
e.	invest the funds of the Company;
f.	grant loans or give guarantee or provide security in respect of loans;
g.	approve financial statement and the Board’s Report;
h.	diversify the business of the Company;
i.	approve amalgamation, merger or reconstruction;
j.	takeover a company or acquire a controlling or substantial stake in another company;
k.	to make political contributions;
l.	to appoint or remove key managerial personnel (KMP);
m.	to take note of appointment(s) or removal(s) of one level below the KMP;
n.	to appoint internal auditors and secretarial auditor;
o.	to buy, sell investments held by the Company (other than trade investments), constituting five percent or more of the paid up share capital or free reserves of the investee company;
p.	to invite or accept or renew public deposits and related matters;
q.	to review or change the terms and conditions of public deposits;
r.	to approve quarterly, half yearly and annual financial statements or financial results as the case may be; and
s.	any other matter which may be prescribed from time to time.

Provided that the Board may, by a resolution passed at a meeting, delegate to any committee of Directors, the managing Director, the manager or any other principal officer of the Company, the powers specified in (d), (e) and (f) or such other powers as may be permitted from time to time on such conditions as the Board may prescribe, subject to Section 179 of the Act.

109.	The Board may exercise all such powers of the Company and do all such acts and things as are not by the Act, or any other Act or by the Memorandum or by the Articles of the Company required to be exercised by the Company in General Meeting, subject nevertheless to these Articles, to the provisions of the Act, or any other Act and to such regulations being not inconsistent with the aforesaid regulations or provisions, as may be prescribed by the Company in General Meeting but no regulation made by the Company in General Meeting shall invalidate any prior act of the Board which would have been valid if that regulation had not been made. Provided that the Board shall not, except with the consent of the Company accorded by a Special Resolution:

(a)	to sell, lease or otherwise dispose of the whole or substantially the whole of the undertaking of the company or where the company owns more than one undertaking, of the whole or substantially the whole of any of such undertakings.

(b)	to invest otherwise in trust securities the amount of compensation received by it as a result of any merger or amalgamation;

(c)	to borrow money, where the money to be borrowed, together with the money already borrowed by the company will exceed aggregate of its paid-up share capital and free reserves, apart from temporary loans obtained from the company’s bankers in the ordinary course of business

(d)	to remit, or give time for the repayment of, any debt due from a director.

110.	The payment or repayment of moneys borrowed as aforesaid may be secured in such manner and upon such terms and conditions in all respects as the Board may think fit, and in particular by a resolution passed at a Meeting of the Board.

POWER OF ATTORNEY

111.	The Board may at any time and from time to time nominate/appoint by Power of Attorney under the seal of the Company, any person or persons to act as Attorney/Attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under the presents and excluding the power to make calls and excluding also except in their limits authorized by the Board the Power to make loans and borrow moneys) and for such period and subject to such conditions as the Board may from time to time think fit, and any such appointment may (if the Board think fit) be made in favor of any person, individual, corporate, member, company, director, manager or member of any local board, established as aforesaid or otherwise in favor of any fluctuating body of persons whether nominated directly or indirectly by the Board and any such Power of Attorney may contain such Powers for the protection or convenience of person dealing with such Attorneys as the Board may think fit, and may contain powers enabling any such delegates or attorneys as aforesaid to sub delegate all or any of the powers, authorities and discretions for the time being vested in them.

PROCEEDINGS OF THE BOARD

112.	(1)	The Board of Directors may meet for the conduct of business, adjourn and otherwise regulate its meetings, as it thinks fit.

(2)	The Chairperson or any one Director with the previous consent of the Chairperson may, or the company secretary on the direction of the Chairperson shall, at any time, summon a meeting of the Board.

(3)	The quorum for a Board meeting shall be as provided in the Act.

(4)	The participation of directors in a meeting of the Board may be either in person or through video conferencing or audio visual means or teleconferencing, as may be prescribed by the Rules or permitted under law.

113.	(1)	Save as otherwise expressly provided in the Act, questions arising at any meeting of the Board shall be decided by a majority of votes.

(2)	In case of an equality of votes, the Chairperson of the Board, if any, shall have a second or casting vote.

114.	The continuing directors may act notwithstanding any vacancy in the Board; but, if and so long as their number is reduced below the quorum fixed by the Act for a meeting of the Board, the continuing directors or director may act for the purpose of increasing the number of directors to that fixed for the quorum, or of summoning a general meeting of the Company, but for no other purpose.

115.	(1) The Chairperson of the Company shall be the Chairperson at meetings of the Board. In his absence, the Board may elect a Chairperson of its meetings and determine the period for which he is to hold office.

(2) If no such Chairperson is elected, or if at any meeting the Chairperson is not present within fifteen minutes after the time appointed for holding the meeting, the directors present may choose one of their number to be Chairperson of the meeting.

116.	(1) The Board may, subject to the provisions of the Act, delegate any of its powers to Committees consisting of such member or members of its body as it thinks fit.

(2)	Any Committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Board.

(3)	The participation of directors in a meeting of the Committee may be either in person or through video conferencing or audio visual means or teleconferencing, as may be prescribed by the Rules or permitted under law.

117.	A Committee may elect a Chairperson of its meetings unless the Board, while constituting a Committee, has appointed a Chairperson of such Committee.

118.	If no such Chairperson is elected, or if at any meeting the Chairperson is not present within fifteen minutes after the time appointed for holding the meeting, the members present may choose one of their members to be Chairperson of the meeting.

119.	Committee may meet and adjourn as it thinks fit.

120.	Questions arising at any meeting of a Committee shall be determined by a majority of votes of the members present.

121.	In case of an equality of votes, the Chairperson of the Committee shall have a second or casting vote.

122.	All acts done in any meeting of the Board or of a Committee thereof or by any person acting as a director, shall, notwithstanding that it may be afterwards discovered that there was some defect in the appointment of any one or more of such directors or of any person acting as aforesaid, or that they or any of them were disqualified or that his or their appointment had terminated, be as valid as if every such director or such person had been duly appointed and was qualified to be a director.

123.	Save as otherwise expressly provided in the Act, a resolution in writing, signed, whether manually or by secure electronic mode, by a majority of the members of the Board or of a Committee thereof, for the time being entitled to receive notice of a meeting of the Board or Committee, shall be valid and effective as if it had been passed at a meeting of the Board or Committee, duly convened and held.

RESOLUTION BY CIRCULATION

124.	No resolution shall be deemed to have been duly passed by the Board or by a Committee thereof by circulation unless the resolution has been circulated in draft, by the Secretary of the Company, if any, or by any person or persons nominated by the Chairman/Managing Director/Manager, together with the necessary papers if any to all the Directors or to all the Members of the Committee, then in India (not being less in number than the quorum fixed for a meeting of the Board or Committee, as the case may be), and to all other Directors or Members of the Committee at their usual address in India and has been approved by such of the Directors or Members of the Committee as are then in India, or by a majority of such of them, as are entitled to vote on the resolution.

REGISTERS

125.	The Company shall keep and maintain at its registered office all statutory registers namely, register of charges, register of members, register of debenture holders, register of any other security holders, the register and index of beneficial owners and annual return, register of loans, guarantees, security and acquisitions, register of investments not held in its own name and register of contracts and arrangements for such duration as the Board may, unless otherwise prescribed, decide, and in such manner and containing such particulars as prescribed by the Act and the Rules. The registers and copies of annual return shall be open for inspection during 11.00 a.m. to 1.00 p.m. on all working days, other than Saturdays, at the registered office of the Company by the persons entitled thereto on payment, where required, of such fees as may be fixed by the Board but not exceeding the limits prescribed by the Rules.

126.	The Company may exercise the powers conferred on it by Section 88 of the Act with regard to the keeping of a foreign register; and the Board of Directors may (subject to the provisions of that Section) make and vary such regulations as it may think fit with respect to the keeping of any such register.

127.	The directors may enter into contracts or arrangements on behalf of the Company subject to the necessary disclosures required by the Act being made wherever any Director is in any way, whether directly or indirectly concerned or interested in the contract or arrangements.

128.	All related party transactions will be approved by the Board of Directors, and, if applicable, by the shareholders in a general meeting through a special resolution, in accordance with the provisions of the Act and rules framed thereunder.

CHIEF EXECUTIVE OFFICER, MANAGER, COMPANY SECRETARY OR CHIEF FINANCIAL OFFICER

129.	Subject to the provisions of the Act:

a)	A chief executive officer, manager, company secretary or chief financial officer may be appointed by the Board of Directors for such term, at such remuneration and upon such conditions as it may thinks fit; and any chief executive officer, manager, company secretary or chief financial officer so appointed may be removed by means of a resolution of the Board; the Board may appoint one or more chief executive officers for its multiple business.

b)	A director may be appointed as chief executive officer, manager, company secretary or chief financial officer.

130.	Any provision of the Act or these Articles requiring or authorizing a thing to be done by or to a director and chief executive officer, manager, company secretary or chief financial officer shall not be satisfied by its being done by or to the same person acting both as director and as, or in place of, chief executive officer, manager, company secretary or chief financial officer.

THE SEAL

131.	The Board shall provide a Common Seal for the purposes of the Company, and shall have power from time to time, to destroy the same and substitute a new Seal in lieu thereof, and the Board shall provide for the safe custody of the Seal for the time being, and the Seal shall never be used except the authority of the Board or a Committee of the Board previously given. The Company shall also be at liberty to have an official Seal in accordance with the provisions of the Act.

132.	Every deed or other instrument, to which the Seal of the Company is required to be affixed, shall unless the same is executed by a duly constituted attorney, be signed by one Director and some other person appointed by Board for the purpose. Provided that in respect of the Share certificate, the Seal shall be affixed in accordance with the Articles.

DIVIDENDS AND RESERVE

133.	The Company in general meeting may declare dividends, but no dividend shall exceed the amount recommended by the Board.

134.	Subject to the provisions of Section 123 of the Act, the Board of Directors may, from time to time, pay to the members such interim dividends as appear it to be justified by the profits earned by the Company.

135.	The Board of Directors may, before recommending any dividend, set aside out of the profits of the Company, such sums, as it thinks fit as a reserve or reserves which shall, at the discretion of the Board, be applicable for any of the purposes to which the profits of the Company may be properly applied, including provision for meeting contingencies or for equalizing dividends and pending such applications may at the like discretion either be employed in the businesses of the Company or be invested in such investments (other than shares of the Company) as the Board of Directors may, from time to time, thinks fit. The Board of Directors may also carry forward any profits which it may think prudent not to divide, without setting them aside as a reserve.

136.	(1) Subject to the rights of the persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid, but if and so long as nothing is paid upon any of the shares in the Company, dividends may be declared and paid according to the amounts of the shares.

(2) No amount paid or credited as paid on a share in advance of calls shall be treated for the purposes of this Article as having been paid on the share.

(3) All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid but if any share is issued on terms providing that it shall rank for dividend as from a particular date such share shall rank for dividend accordingly.

137.	The Board of Directors may deduct from any dividend payable to any member all sums of money, if any, presently payable by him to the Company on account of calls or otherwise in relation to the shares of the Company.

138.	Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the reregistered address of the holder or in case of joint holders, to the registered address of that one of the joint holders who is first named on the register of member, or to such persons and to such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent.

139.	Any one of two or more joint holders of a share may give effective receipts for any dividends, bonuses or other moneys payable in respect of such share.

140.	Notice of any dividend that may have been declared shall be given to the person entitled to share therein in the manner mentioned in the Act.

141.	No dividend shall bear interest against the Company.

142.	Where the Company has declared a dividend but which has not been paid or claimed within 30 days from the date of declaration, the Company shall, within seven days from the date of expiry of the said period of 30 days, transfer the total amount of dividend which remains unpaid or unclaimed within the said period of 30 days, to a special account to be opened by the Company in that behalf in any scheduled bank, to be called “Videocon d2h Limited Unpaid Dividend Account”.

143.	Any money transferred to the unpaid dividend account of the Company which remains unpaid or unclaimed for a period of seven years from the date of such transfer, shall be transferred by the Company to the Investor Education and Protection Fund established under Section 125 of the Act.

144.	No unclaimed or unpaid dividend shall be forfeited by the Board of Directors until the claim becomes barred by law.

ACCOUNTS

145.	The Board of Directors shall cause proper books of accounts to be maintained including under Section 128 of the Act.

146.	The Board shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations, the accounts and books of the Company shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any accounts or books or documents of the Company except as conferred by law or authorized by the Board or by the Company in a General Meeting.

WINDING UP

147.	(1) Subject to the provisions of the Act, and the rules made thereunder, on the winding up of the Company, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by the Act, divide amongst the members in specie or in kind, the whole or any part of the assets of the Company, whether they shall consist of property of the same kind or not.

(2) For the purpose aforesaid, the liquidator may set such value as he deems fair upon any property to be divided as aforesaid, and may determine how such division shall be carried out as between the members or different classes of members.

(3) The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories if he considers necessary, but so that no member shall be compelled to accept any shares or other securities whereon there is any liability.

INDEMNITY

148.	Every officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favour or in which he is acquitted or in which relief is granted to him by a competent court or the tribunal.

SECRECY

149.	a) Every Director, Manager, Auditor, Treasurer, Chief Accounts Officer, Accountant, Agent or other person employed in the business of the Company shall, if so required by the Directors, before entering upon his duties, sign a declaration pledging himself to observe strict secrecy respecting all transactions and affairs of the Company with the customers and the state of accounts with individuals and in matters relating thereto, and shall by such declaration pledge himself not to reveal any of the matters which may come to his knowledge in the discharge of his duties except when required so to do by the Directors or by law or by the person to whom such matters relate and except and so far as may be necessary in order to comply with any of the provisions in these presents contained.

b) No members shall be entitled to visit or inspect any works of the Company without the permission of the Directors or to require discovery of or any information respecting any details of the Company’s trading, or any matter which is or may be in the nature of a trade secret, secret process of any other matter which may relate to the conduct of the business of the Company and which in the opinion of the Directors, it would be inexpedient in the interest of the Company to disclose.

VARIATION IN TERMS OF CONTRACT OR OBJECTS IN PROSPECTUS

150.	The Company shall not, at any time, vary the terms of a contract referred to in prospectus or objects for which the prospectus was issued, except subject to the approval of, or except subject to an authority given by the Company in general meeting by way of special resolution, and in accordance with the provisions of the Act. Provided that the dissenting shareholders, being the shareholders who have not agreed to the proposal to vary the terms of the contracts or the objects referred to in the prospectus, shall be given an exit offer by the promoters or controlling shareholders of the Company, at the fair market value of the equity shares as on the date of the resolution of the Board of Directors recommending such variation in the terms of the contracts or the objects referred to in the prospectus, in accordance with such terms and conditions as may be specified on this behalf by the Securities and Exchange Board of India.

GENERAL POWER

151.	Wherever in the Act, it has been provided that the Company shall have right, privilege or authority or that the Company could carry out any transaction only if the Company is so authorised by its articles, then and in that case this regulation hereto authorises and empowers the Company to have such rights, privilege or authority and to carry such transactions as have been permitted by the Act, without there being any specific regulation in that behalf herein provided.